EXHIBIT 99.1

April 28, 2015

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES DEVELOPMENT OF PROPERTIES

MIDLAND, TEXAS, April 28, 2015 – Mexco Energy Corporation (NYSE MKT:MXC) today announced production results of two new wells in the Two Georges (Bone Spring) formation in Loving County, Texas. The first of these horizontal wells, operated by Energen Resources Corporation, produced at an average rate of approximately 266 barrels of oil and 919,000 cubic feet of natural gas per day, during the month of February 2015. The second of these two wells had an initial potential test over 24 hours of 296 barrels of oil 894,000 cubic feet of gas with flowing tubing pressure of 3,050 pounds per square inch. The results are not necessarily indicative of future rates of production or reserves. These two wells are the second and third of three. Mexco’s ownership in these two wells is approximately a 1.12% royalty interest (expense free).

Also, Mexco announced the addition of interests in two recently drilled and completed oil wells. A third well is in the process of being completed. These two new wells initially produced respectively at rates of 51 and 49 barrels of oil per day in which Mexco owns a 12.5% (approximately 10% net revenue interest) non-operated working interests. Now eight wells are producing on 20-acre spacing with one additional proven undeveloped location at approximately 3,600 foot depth in the 190 acres in Pecos County, Texas.

A joint venture in which we are a working interest owner participated in two wells now respectively being completed in Wolfcamp A and B formations using horizontal drilling and multi-stage fracture stimulation on a 1,125-acre tract in Reagan County, Texas. Our share of these two wells is approximately 2.34% working interest.

The Company currently expects to participate in the drilling and completion of 15 horizontal and one vertical well at an estimated aggregate cost of approximately $722,000 for the fiscal year ended March 31, 2016. The operators of these wells include Apache Corporation, Bold Energy III, LLC, Concho Resources, Inc., Endurance Resources, LLC, QEP Resources, Inc. and XTO Energy, Inc.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2014. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.